Exhibit 99.1

Selective Appoints Julie Parsons as Independent Director

Retired Allstate Senior Executive and Actuary Brings More Than 30 Years of Insurance Experience

Branchville, N.J. – November 3, 2025 – Selective Insurance Group, Inc. (NASDAQ: SIGI) (“Selective”) today announced the appointment of Julie Parsons to its Board of Directors (“Board”), effective November 3, 2025. With Ms. Parsons’ appointment, Selective’s Board will be comprised of 12 directors, 11 of whom are independent.

Ms. Parsons is a seasoned insurance executive with extensive experience in product development, digital transformation, and customer service. She recently retired from a 30-plus-year career at Allstate Corporation, where, in her most recent role as Executive Vice President and Chief Operating Officer, Property and Liability Insurance, she managed a global team of thousands of employees and was responsible for leading the company’s business insurance and brokerage operations and for transforming personal auto and homeowners insurance operations. Ms. Parsons began her career as an actuarial analyst and served in roles of increasing responsibility across the organization, including Executive Vice President of Product Operations, various senior product management positions, and Allstate’s first Vice President, Chief Actuary. She is a graduate of Purdue University in Indiana and holds a bachelor’s degree in actuarial science.

“We are delighted to welcome Julie to our Board. Her extensive operational experience in commercial and personal lines, combined with deep product and actuarial expertise, will be a tremendous asset as we build on our strong foundation,” said John J. Marchioni, Chairman, President and Chief Executive Officer. “Julie’s insights as a pioneering insurance executive will broaden the Board’s strategic perspectives as we accelerate progress toward our long-term objectives for Selective.”

“Selective is an outstanding company known for its underwriting and customer-focused innovation,” said Julie Parsons. “Joining the Board is an exciting opportunity, and I look forward to working with my fellow directors and management to help guide Selective’s continued growth and deliver sustainable value for shareholders and all stakeholders.”

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated "A+" (Superior) by AM Best. Through independent agents, the insurance companies offer standard insurance for commercial and personal risks and specialty insurance for commercial risks. Selective also offers flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective's unique position as both a leading insurance group and employer of choice is widely recognized, with awards and honors including listing in Forbes Best Midsize Employers and certification for six consecutive years as a Great Place to Work®.

Investor Contact: Brad B. Wilson 973-948-1283 Brad.Wilson@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com	Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com